As filed with the Securities and Exchange Commission on June 29, 2011 Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________

QUANTUM CORPORATION
(Exact name of issuer as specified in its charter)
____________________

DELAWARE (State of incorporation)	94-2665054 (I.R.S. Employer Identification Number)

1650 Technology Drive, Suite 800
San Jose, California 95110
(Address of principal executive offices)
____________________

Pancetera Software, Inc. Amended and Restated 2008 Stock Option and Stock Purchase Plan
(Full title of the plan(s))
____________________

Shawn D. Hall
Sr. Vice President, General Counsel and Secretary
Quantum Corporation
1650 Technology Drive, Suite 800
San Jose, California 95110
(Name and address of agent for service)
(408) 944-4000
(Telephone number, including area code, of agent for service)
____________________

Copy to:
Steven E. Bochner, Esq.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered	Per Share	Offering Price	Fee
QTM Common Stock, par value $0.01 per share,
issuable under the Pancetera Software, Inc.	193,596 shares	$3.21	$621,444 (1)	$72.15 (2)
Amended and Restated 2008 Stock Option
and Stock Purchase Plan
Total:	193,596 shares	$3.21	$621,444	$72.15

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) on the basis of $3.21 per share, the average of the high and low prices per share of the Registrant’s QTM Common Stock on June 21, 2011, as reported on the New York Stock Exchange.
(2)	Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act and was determined by multiplying the proposed maximum aggregate offering price by 0.00011610.

QUANTUM CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement of Quantum Corporation (referred to herein as the “Registrant”):

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 14, 2011;

     (b) The Registrant’s Current Reports on Form 8-K filed with the Commission dated April 1, 2011 (filed April 5, 2011), May 6, 2011 (filed May 10, 2011) and June 13, 2011 (filed June 14, 2011); and

     (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on July 21, 1999 pursuant to Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

     Inapplicable.

ITEM 5. Interests of Named Experts and Counsel.

     Inapplicable.

ITEM 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Amended and Restated Certificate of Incorporation contains a provision eliminating the personal liability of the Registrant’s directors to the Registrant or its stockholders for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The Registrant's Bylaws, as amended, provide for the indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware General Corporation Law, and the Registrant has entered into agreements with its officers, directors and certain key employees implementing such indemnification.

ITEM 7. Exemption from Registration Claimed.

     Inapplicable.

ITEM 8. Exhibits.

Exhibit
Number	Description
4.1	Pancetera Software, Inc. Amended and Restated 2008 Stock Option and Stock Purchase Plan

5.1	Opinion regarding legality of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

ITEM 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant, Quantum Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 29th day of June, 2011.

QUANTUM CORPORATION

By:	/s/ Shawn D. Hall
Shawn D. Hall
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jon W. Gacek and Shawn D. Hall, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Richard E. Belluzzo	Executive Chairman of the Board	June 29, 2011
(Richard E. Belluzzo)

/s/ Jon W. Gacek	President and Chief Executive Officer	June 29, 2011
(Jon W. Gacek)

/s/ Linda M. Breard	Chief Financial Officer (Principal Financial Officer and Principal	June 29, 2011
(Linda M. Breard)	Accounting Officer)

/s/ Paul R. Auvil, III	Director	June 29, 2011
(Paul R. Auvil, III)

/s/ Michael A. Brown	Director	June 29, 2011
(Michael A. Brown)

/s/ Thomas S. Buchsbaum	Director	June 29, 2011
(Thomas S. Buchsbaum)

/s/ Edward M. Esber, Jr.	Director	June 29, 2011
(Edward M. Esber, Jr.)

/s/ Elizabeth A. Fetter	Director	June 29, 2011
(Elizabeth A. Fetter)

/s/ Joseph A. Marengi	Director	June 29, 2011
(Joseph A. Marengi)

/s/ David E. Roberson	Director	June 29, 2011
(David E. Roberson)

/s/ Dennis P. Wolf	Director	June 29, 2011
(Dennis P. Wolf)

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Pancetera Software, Inc. Amended and Restated 2008 Stock Option and Stock Purchase Plan

5.1	Opinion regarding legality of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-5)